Exhibit 99.1

PennyMac Financial Services Files Antitrust Lawsuit

Against Black Knight for Anticompetitive Behavior

Westlake Village, CA, November 6, 2019 — PennyMac Financial Services, Inc. (NYSE: PFSI) today announced that it has filed suit against Black Knight, Inc. (NYSE: BKI) in the U.S. District Court for the Central District of California alleging that Black Knight uses its market-dominating LoanSphere® MSP mortgage loan servicing system to engage in unfair business tactics that both entrap its licensees and create barriers to entry that stifle competition.

The lawsuit alleges that Black Knight violated the federal Sherman Act, the California Cartwright Act and California’s Unfair Competition Law and engaged in unfair competition under common law. PennyMac seeks, among other relief, to preliminarily and permanently enjoin Black Knight’s wrongful practices, and seeks the recovery of actual and statutory damages. The invalidation of those practices would then allow more open and fair competition in both the mortgage servicing platform market and the related market for mortgage servicing platform software.

PennyMac has been a customer of Black Knight’s mortgage software products since 2008 and has used several Black Knight products including its mortgage servicing platform, LoanSphere® MSP. Due to the perceived limitations of Black Knight’s MSP product, PennyMac has invested—with Black Knight’s knowledge and as PennyMac has disclosed to its public stockholders and the markets as a whole—substantial resources to develop custom, workflow-driven modules on a cloud-based, flexible architecture in order to enhance PennyMac’s servicing capabilities. This development process has resulted in the phased release of more than 150 modules that now eliminate PennyMac’s need for Black Knight’s LoanSphere® MSP and related products. Among other significant benefits, PennyMac’s custom applications provide greater flexibility and efficiency, significant cost savings, enhanced regulatory compliance and an improved experience for PennyMac customers.

Despite Black Knight’s continuing unlawful conduct, PennyMac made every effort to avoid litigation, repeatedly warning Black Knight about its anti-competitive conduct, including unlawful tying of other products. PennyMac provided timely notice of its nonrenewal of LoanSphere® MSP in May 2019. Faced with these accusations and its own failure to properly disclose to the market the imminent loss of a significant customer and substantial revenue, a Black Knight affiliate, Black Knight Servicing Technologies, instead filed suit yesterday in a Florida circuit court in advance of Black Knight’s third quarter earnings call. Black Knight’s suit makes the extraordinary demand, among others, that PennyMac transfer ownership of its own systems to Black Knight. PennyMac believes that Black Knight’s lawsuit is without merit and intends to defend itself vigorously in these proceedings.

According to PennyMac, Black Knight’s lawsuit demonstrates the lengths to which Black Knight will go in order to prevent a customer from developing business solutions independent of Black Knight products. In its filing, PennyMac further alleges that for decades, Black Knight’s MSP product has dominated the market, not through innovation, but by creating high barriers to entry. PennyMac alleges that Black Knight effectively entraps its mortgage lending customers by encouraging them to invest substantial resources to supplement Black Knight’s antiquated MSP product, making it difficult for customers to leave without abandoning their investment in customized modules, which Black Knight later claims as its own. Black Knight then exploits customers’ reluctance to leave by repeatedly forcing subsequent price increases onto its customers without any improvements or innovations to its product—egregious behavior in an industry where companies usually reduce costs as they evolve.

“Black Knight’s 50-year-old mainframe-based MSP technology—ancient by almost any standards—is so limited that PennyMac and other customers are forced to build or buy a clunky patchwork of applications and modules to enhance Black Knight’s otherwise rudimentary functionality,” said David Spector, PennyMac’s President and Chief Executive Officer. “By contrast, our independently developed servicing modules fully leverage cloud-based infrastructure and real-time processing and enable us to reduce costs, increase scalability and decrease response times to changes in regulations and the market environment. In general, modern technology has allowed businesses to reduce costs and operate with greater agility. Now, faced with our likely antitrust suit and substantial lost revenue from losing PennyMac as a client, Black Knight with a straight face claims that the custom system of modules PennyMac developed somehow belongs to Black Knight.”

PennyMac does not anticipate any disruption to its residential mortgage customers, business partners or employees as a result of this litigation.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.

Founded in 2008, the company is recognized as a leader in the U.S. residential mortgage industry. In the last twelve months, PennyMac Financial’s production of newly originated loans totaled more than $95 billion in unpaid principal balance, making it the fourth largest mortgage lender in the nation, according to Inside Mortgage Finance. As of September 30, 2019, PennyMac Financial serviced loans totaling $348.5 billion in unpaid principal balance, making it the sixth largest servicer of mortgage loans in the nation, according to Inside Mortgage Finance.

Additional information about PennyMac Financial Services, Inc. is available at www.ir.pennymacfinancial.com.

Media:

Janis Allen

(805) 330-4899

Abernathy MacGregor, Nazan Riahei

(213) 630-6550

Abernathy MacGregor, James Bourne

(213) 630-6550